Exhibit 10.2

PLAYA HOTELS & RESORTS N.V.

2017 OMNIBUS INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED SHARES AGREEMENT

COVER SHEET

Playa Hotels & Resorts N.V. (the “Company”) hereby grants Shares to the Grantee named below, subject to the vesting and other conditions set forth below (the “Restricted Shares”). Additional terms and conditions of the Restricted Shares are set forth on this cover sheet and in the attached Performance-Based Restricted Shares Agreement (together, the “Agreement”), and in the Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:

Name of Grantee:

Number of Restricted Shares:

Vesting Schedule:	The Restricted Shares will be eligible to vest as set forth below in this Agreement.

By your signature below, you agree to all of the terms and conditions described in this Agreement and in the Plan (a copy of which is also attached). You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:
Title:

Attachment

This is not a share certificate or a negotiable instrument.

PLAYA HOTELS & RESORTS N.V.

2017 OMNIBUS INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED SHARES AGREEMENT

Restricted Shares	This Agreement evidences an award of performance-based Restricted Shares in the number set forth on the cover sheet and subject to the terms and conditions set forth in this Agreement, the Plan and on the cover sheet (the “Target Shares”).

Transfer of Unvested Target Shares	To the extent not yet vested, the Target Shares may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Target Shares be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your Target Shares and your right to receive any Additional Shares (as defined below).

Issuance

The Company will issue your Target Shares in the name set forth on the cover sheet.

The issuance of the Target Shares will be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates, with the understanding that any ownership of Shares is mandatorily registered in the Company’s shareholder register. Any unvested Target Shares shall bear the appropriate restrictions imposed by this Agreement. As your interest in the Target Shares vests, the recordation of the number of Target Shares attributable to you will be appropriately modified if necessary.

Vesting	You will vest in the number of Shares, if any, that become earned during the period commencing on January 1, 20__ (the “Commencement Date”) and ending on December 31, 20__ (the “Performance Period”), as determined by the Committee, in its sole discretion, based on the level of achievement of the applicable performance goals in accordance with Exhibit A attached hereto, subject to your continued Service through the Certification Date (as defined below). The number of Shares that may become vested will range from zero to one hundred fifty percent (150%) of the Target Shares, as determined by the Committee. If greater than 100% of the Target Shares become vested, then the number of additional Shares that become vested (the “Additional Shares”) will be issued to you on the date on which the Committee certifies the level of achievement of the applicable performance goals (the “Certification Date”). Any Shares that vest in accordance with this paragraph will be deemed to be vested on the Certification Date. Any Target Shares that do not vest pursuant to the terms of this paragraph or in connection with your termination of Service, as described below, will be immediately and irrevocably forfeited, including the right to receive any dividends or other distributions on such Shares, on the Certification Date or the date of your termination of Service, as applicable.

Termination of Service

Unless the termination of your Service triggers accelerated vesting of your Restricted Shares or other treatment pursuant to the terms of this Agreement or the Plan, you will immediately and automatically forfeit to the Company all of the unvested Target Shares, and your right to receive any Additional Shares will be immediately and automatically forfeited, in the event your Service terminates for any reason prior to the Certification Date.

Except as provided below in this paragraph, if, after the first anniversary of the Grant Date, the Company terminates your Service without Cause (as defined below), your Service terminates due to your death or Disability, or you terminate your Service for Good Reason (as defined below) (such termination, a “Qualified Termination”), then you will become vested in the number of Target Shares, if any, and you will be issued the number of Additional Shares, if any, determined by the Committee following the end of the Performance Period based on the level of achievement of the applicable performance goals during the Performance Period, in each case on a pro rata basis, determined based on the quotient obtained by dividing (i) the sum of (A) number of days of Service completed by you from the Commencement Date to the date of your termination of Service plus (B) the lesser of 365 days and the number of days that remain in the Performance Period, by (ii) the number of days during the Performance Period. Notwithstanding the foregoing, if your Qualified Termination occurs during the Performance Period and within twenty-four (24) months after a Change in Control in which the Restricted Shares are assumed by the acquirer or surviving entity in the Change in Control transaction, then you will become fully vested in the number of Target Shares, if any, and you will be issued the number of Additional Shares, if any, determined by the Committee following the end of the Performance Period based on the level of achievement of the applicable performance goals during the Performance Period.

If, during the Performance Period, a Change in Control occurs while you are an Employee, and the Restricted Shares are not assumed by the acquirer or surviving entity in the Change in Control transaction, then you will become fully vested in the number of Target Shares, if any, and you will be issued the number of Additional Shares, if any, determined by the Committee based on the level of achievement of the applicable performance goals measured as of the date of the Change in Control in accordance with Exhibit A attached hereto.

If, following the end of the Performance Period and prior to the Certification Date, the Company terminates your Service for Cause, your rights to all of the unvested Target Shares will be immediately and automatically forfeited, including the right to receive any dividends or other distributions on such Shares, and your right to receive any Additional Shares will be immediately and automatically forfeited.

Definitions of Cause and Good Reason

For purposes of this Agreement, the term “Cause” will mean any of the following: (i) your conviction of, or the entry of a plea of guilty, first offender probation before judgment or nolo contendere by you to, any felony or any other crime involving dishonesty; (ii) fraud, misappropriation, embezzlement or breach of fiduciary duty by you with respect to the Company or any Affiliate; (iii) your willful failure, bad faith or gross negligence in the performance of your assigned duties for the Company or any Affiliate following your receipt of written notice of such willful failure, bad faith or gross negligence; (iv) your failure to follow reasonable and lawful directives of the Company or any Affiliate following your receipt of written notice of such failure; or (v) any act or omission by you that the Committee reasonably determines to be likely to have a material adverse impact on the Company’s or any Affiliate’s business or reputation for honesty and fair dealing; other than an act or failure to act by you acting reasonably, in good faith and without reason to believe that such act or failure to act would adversely impact the Company’s or any Affiliate’s business or reputation for honesty and fair dealing. The Company or an Affiliate will provide you a period of thirty (30) days following receipt of any written Cause notification in order to allow you the opportunity to effectuate a cure of the acts or omissions that form the basis for the determination, but only to the extent such acts or omissions are capable of cure.

For purposes of this Agreement, the term “Good Reason” will mean any of the following: (i) the assignment to you of substantial duties or responsibilities materially inconsistent with your position at the Company or the Affiliate that is your employer or any other action by the Company or such Affiliate which results in a substantial diminution of your duties or responsibilities as a senior executive of the Company or such Affiliate; (ii) the Company’s failure to pay you any base salary or other compensation to which you are entitled for a period of three (3) business days; or (iii) a material reduction in your base salary. You may terminate your employment at any time for Good Reason, upon sixty (60) days’ written notice by you to the Company or the Affiliate that is your employer. You may not terminate your employment for Good Reason hereunder unless and until you have provided the Company or the Affiliate that is your employer with written notice of the action which you contend to be Good Reason (which notice must specify that such action constitutes the basis for a “Good Reason”

resignation hereunder), such written notice is provided within sixty (60) days of the occurrence of the event which you contend to be Good Reason and the Company or such Affiliate has failed to reasonably remedy such action within thirty (30) days of receiving such written notice.

Notwithstanding anything contained herein to the contrary, if you have an employment agreement with the Company or any Affiliate, the terms Cause and Good Reason will have the meanings set forth in such employment agreement.

Forfeiture of Rights	If you should take actions in violation or breach of, or in conflict with, any employment agreement, non-competition agreement, agreement prohibiting the solicitation of Employees or clients of the Company or any Affiliate, confidentiality obligation with respect to the Company or any Affiliate, material Company policy or procedure, or other agreement with, or other material obligation to, the Company or any Affiliate, including, without limitation, the restrictive covenants contained herein, the Committee has the right to cause an immediate forfeiture of your rights to the Shares awarded under this Agreement and any gain realized by you with respect to such Shares, and the Shares shall immediately and automatically expire.

Confidentiality

You acknowledge that you may be furnished or may otherwise receive or have access to confidential information which relates to the Company’s or an Affiliate’s past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of leases, asset management agreements and other contracts; tenant and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, leasing or sales activities of the Company or any Affiliate or of a third party which provided proprietary information to either or both on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by the Company, the Affiliates and you as proprietary and confidential information of the Company and the Affiliates (the “Proprietary Information”).

Notwithstanding the foregoing, Proprietary Information shall not include (i) information disseminated by the Company or any Affiliate on a non-confidential basis to third parties in the ordinary course of business; (ii) information in the public domain not as a result of a breach of any duty by you or any other person; or (iii) information that the Company or any Affiliate, as the case may be, does not consider confidential.

Both during your employment with the Company and the Affiliates and after the termination of your employment for any reason (the “Nondisclosure Restricted Period”), you shall preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to you before this Agreement is signed or afterward. In addition, you shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of the Company or any Affiliate without a legitimate business need to know; (ii) remove the Proprietary Information from the Company’s or any Affiliate’s premises without a valid business purpose; or (iii) use the Proprietary Information for your own benefit or for the benefit of any third party, in each of the foregoing cases during the Nondisclosure Restricted Period.

Notwithstanding any other provision of this Agreement, you shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Notwithstanding any other provision of this Agreement, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

You acknowledge that all the Proprietary Information pre-existing, used or generated during the course of your employment by the Company and the Affiliates is the property of the Company and the Affiliates, as the case may be, and you hold and use such as a trustee for the Company or the Affiliates and subject to the Company’s and the Affiliates’ sole control. You shall deliver to the Company or the Affiliates, as applicable, all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information (x) at any time upon request by the Board or the applicable Affiliate during your employment and (y) immediately upon termination of your employment.

Non-Competition and Non-Solicitation

The following definitions shall apply for the purpose of this Section:

“Competing Business” shall mean (a) acting as an owner or a lessee of hotels, convention facilities, conference centers or similar facilities; (b) asset or operational management for hotels, convention facilities, conference centers or similar facilities, or (c) any other business that the Company or an Affiliate conducts or contemplates under such business plans as of the date of your termination of employment with the Company and the Affiliates. Notwithstanding any provision to the contrary in this Agreement, Competing Business shall exclude: your ownership of five percent (5%) or less of the outstanding stock of any publicly traded corporation or other entity; or of an equity interest in any other entity approved by the Board and listed on Exhibit B attached hereto; or your service on the Board of Directors of any Affiliate.

“Customer” shall mean any hotel, conference center, lodging business, or real estate investment trust with which the Company or any Affiliate has an existing lease, sublease, or management contract.

“Prospective Customer” shall mean any person or entity to whom you or the Company or any Affiliate sent or delivered a written sales or servicing proposal, quote or contract, or with whom you or the Company or any Affiliate had business contact for the purpose of developing that person or entity into a customer of the Company or an Affiliate.

“Restricted Area” shall mean within Mexico, the Dominican Republic and any other geographic area included in the Company’s and any Affiliate’s business plans during your employment with the Company and the Affiliates.

“Restricted Period” shall mean the period of your employment with the Company and the Affiliates and a period of twelve (12) months following the expiration, resignation or termination of your employment. Notwithstanding the foregoing, if you have an employment agreement with the Company or any Affiliate, the term Restricted Period will have the meaning set forth in such employment agreement.

“Solicit” shall mean to knowingly solicit, call upon, or initiate communications or contacts with a person or entity for the purpose of developing or continuing a business relationship.

During the Restricted Period, you shall not engage, directly or indirectly, either individually or through another person or entity, whether as an owner, employee, consultant, partner, principal, agent, representative, stockholder or otherwise, of, in, to or for any Competing Business in the Restricted Area; provided, however, that you may own less than five percent (5%) of the outstanding stock of any publicly traded corporation that engages in a Competing Business.

During the Restricted Period, you shall not Solicit, directly or indirectly, on your own behalf or on behalf of any other person(s), any Customer or Prospective Customer of the Company or any Affiliate for any line of business that the Company or any Affiliate conducts or plans to conduct as of the date of your termination of employment for the purpose of conducting, marketing or providing for a Competing Business.

During the Restricted Period, you shall not, directly or indirectly, solicit or employ or cause any business, other than an Affiliate, to solicit or employ any person who is then or was at any time during the two (2)-year period prior to your termination as an employee of the Company or any of the Affiliates and who is at the time of such employee’s separation from the Company or any of the Affiliates, a director, vice president, senior vice president, executive vice president or similar position of the Company or any of the Affiliates, except to the extent that such action is undertaken in the ordinary course of hiring practices (e.g., an employment solicitation that is transmitted generally to the public or in the industry, rather than one that is targeted directly to any such Company or Affiliate employee).

You acknowledge that you will acquire much Proprietary Information concerning the past, present and future business of the Company and the Affiliates as the result of your employment with the Company and the Affiliates, as well as access to the relationships between the Company and the Affiliates and their respective clients and employees. You further acknowledge that the business of the Company and the Affiliates is very competitive and that competition by you in that business during your employment and the Restricted Period would severely injure the Company and the Affiliates, as the case may. You understand that the restrictions contained in this Section are reasonable and are required for the Company’s and the Affiliates’ legitimate protection, and do not unduly limit his ability to earn a livelihood.

If any court determines that any provision of this Section is invalid or unenforceable, the remainder of this Section shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court or arbitrator construes any portion of this Section to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. This Section, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

Notwithstanding any arbitration provisions contained in this Agreement, the Company and the Affiliates shall have the right and remedy to have the provisions of this Section specifically enforced by a court of competent jurisdiction without any requirement to first seek a remedy through arbitration, including by temporary or permanent injunction, it being acknowledged and agreed that any such violation may cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The Company shall also have the right to seek damages for any breach of this Section.

The Company and its successors and assigns may enforce these restrictive covenants.

Section 83(b) Election

Under Section 83 of the Code, the Fair Market Value of the Shares issued to you hereunder on the date any forfeiture restrictions applicable to such Shares lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include the forfeiture as to unvested Target Shares described above. You may elect to be taxed at the time the Target Shares are granted, rather than when such Shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date on the cover sheet of this Agreement. If you are eligible to file an election and elect to do so, you will have to make a tax payment on the Fair Market Value of the Target Shares on the Grant Date. The form for making this election is attached as Exhibit C hereto. Failure to make this filing within the applicable thirty (30)-day period will result in the recognition of ordinary income by you as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY CODE SECTION 83(b) ELECTION.

Leaves of Absence	For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Withholding	You agree as a condition of this grant of Restricted Shares that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting or the receipt of the Shares issued to you hereunder. In the event that the Company or any Affiliate determines that any federal, state, local or foreign tax or withholding payment is required relating to the Restricted Shares, the Company or any Affiliate will have the right to require such payments from you or withhold such amounts from other payments due to you from the Company or any Affiliate, or withhold the delivery of vested Shares otherwise deliverable under this Agreement. You may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or any Affiliate to withhold Shares otherwise issuable to you or (ii) by delivering to the Company or any Affiliate Shares already owned by you. The Shares so delivered by you shall have an aggregate Fair Market Value equal to such withholding obligations. The maximum number of Shares that may be withheld to satisfy any applicable tax withholding obligations arising from the vesting of the Restricted Shares may not exceed such number of Shares having a Fair Market Value equal to the maximum statutory amount required by the Company to be withheld and paid to any federal, state, local or foreign taxing authority with respect to such vesting of the Restricted Shares.

Retention Rights	This Agreement and the grant of Restricted Shares evidenced by this Agreement do not give you the right to be retained by the Company or any Affiliate in any capacity. The Company or an Affiliate, as applicable, reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights	You have the right to vote the Target Shares and to receive any dividends declared or paid on such Shares as set forth below. All dividends and other distributions paid with respect to the Target Shares (whether in cash, property or Shares) prior to the date the Target Shares vest will be held by the Company until payable or forfeited pursuant to this paragraph. Such dividends and other distributions will be subject to the same restrictions on transferability and vesting as the Target Shares with respect to which they were paid and will, to the extent vested, be paid, without interest, and less any applicable withholding taxes, within thirty (30) days after, and to the extent, the underlying Target Shares become vested and freed of restrictions. To the extent that the Target Shares are forfeited prior to vesting, the right to receive such dividends and other distributions will also be forfeited. Dividends and other distributions will only be paid with respect to any Additional Shares issued to you hereunder beginning on the date of such issuance.

Your Restricted Shares grant shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Section 17 of the Plan.

Legends

If and to the extent that the Restricted Shares are represented by certificates rather than book-entry, all certificates representing the Restricted Shares issued under this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING, FORFEITURE, AND OTHER RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

To the extent that ownership of the Restricted Shares is evidenced by a book-entry registration or direct registration (including transaction advices), such registration, to the extent not held through a depositary, shall contain an appropriate legend or restriction similar to the foregoing.

Clawback	The Shares issued to you hereunder are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Law, rule or regulation, or otherwise, or (b) any law, rule or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of any other jurisdiction, including but not limited to the granting and/or issuance of Shares being governed by Dutch law.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement, the Plan and your employment agreement (if applicable) constitute the entire understanding between you and the Company regarding the Restricted Shares. Any prior agreements, commitments, or negotiations concerning the Restricted Shares are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or any Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy	To administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting the grant of Restricted Shares, you give explicit consent to the Company to process any such personal data.

Electronic Delivery	By accepting the grant of Restricted Shares, you consent to receive documents related to the Restricted Shares by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A	The grant of Restricted Shares under this Agreement is intended to comply with Code Section 409A (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

By accepting this Agreement, you agree to all of the terms and conditions described above and in the Plan.

EXHIBIT A

Performance Goals

Compounded Annual TSR Growth Rate

Up to 150% of the TSR Shares (as defined below) may be earned during the Performance Period based on the Company’s achievement of performance goals relating to the Company’s compounded annual TSR growth rate during the Performance Period, as set forth in the table below and rounded down to the nearest whole Share. To the extent performance falls between two levels in the table below, linear interpolation shall apply in determining the percentage of TSR Shares that are earned during the Performance Period.

Level of Achievement	Compounded Annual TSR Growth Rate for the Performance Period	Percentage of TSR Shares Earned
Below Threshold	Less than $12.43 (8% annual growth)	0%
Threshold	$12.43 (8% annual growth)	50%
Target	$13.66 (12% annual growth)	100%
Maximum	$14.98 (16% annual growth) or greater	150%

The Committee shall determine, in its sole discretion, the level of performance achieved during the Performance Period and the percentage of TSR Shares that become earned during the Performance Period.

“TSR” means: (A) (i) the average closing price of a Share over the 30 calendar day period ending on (and including) the last day of the Performance Period (plus the value of any dividends declared on any Share in respect of a record date occurring during the Performance Period, as adjusted assuming such dividends were reinvested in Shares on such record date) (the “End Price”) minus (ii) the average closing price of a Share over the 30 calendar day period ending immediately before (and excluding) the first day of the Performance Period (the “Base Price”), divided by (B) the Base Price (in each case, with such adjustments as are necessary, in the judgment of the Committee to equitably calculate TSR in light of any stock splits, reverse stock splits, stock dividends, and other extraordinary transactions or other changes in the capital structure of the Company). Notwithstanding the foregoing, if TSR is determined as of the date of a Change in Control, then the End Price shall be determined based on the average closing price of a Share over the 30 calendar day period ending on (and including) the date of the Change in Control (plus the value of any dividends declared on any Share in respect of a record date occurring during the Performance Period through the date of the Change in Control, as adjusted assuming such dividends were reinvested in Shares on such record date). All closing prices shall be the principal stock exchange or quotation system closing prices on the date in question.

“TSR Shares” means 50% of the Target Shares.

EBITDA CAGR

Up to 150% of the EBITDA CAGR Shares (as defined below) may be earned during the Performance Period based on the Company’s achievement of performance goals relating to the Company’s EBITDA CAGR (as defined below), as set forth in the table below and rounded down to the nearest whole Share. To the extent performance falls between two levels in the table below, linear interpolation shall apply in determining the percentage of EBITDA CAGR Shares that are earned during the Performance Period.

Level of Achievement	EBITDA CAGR Performance for the Performance Period	Percentage of EBITDA CAGR Shares Earned
Below Threshold	Less than 6%	0%
Threshold	6%	50%
Target	9%	100%
Maximum	12% or greater	150%

The Committee shall determine, in its sole discretion, the level of performance achieved during the Performance Period and the percentage of EBITDA CAGR Shares that become earned during the Performance Period.

“Adjusted EBITDA” means adjusted earnings before interest, taxes, depreciation and amortization, as reported in the Company’s Form 10-Ks and Form 10-Qs as filed with the Securities and Exchange Commission.

“EBITDA CAGR” means compounded annual growth rate at which Adjusted EBITDA for the final four fully completed fiscal quarters of the Performance Period (the “LTM EBITDA”) would have grown relative to the Adjusted EBITDA for the 20     fiscal year (“20     EBITDA”) assuming a steady growth rate, as is calculated at the end of the Performance Period using the following formula:

((LTM EBITDA/20     EBITDA)Time Period) – 1,

where “Time Period” means a fraction, with a numerator of 4 and a denominator equal to the number of full fiscal quarters completed during the Performance Period. Notwithstanding the foregoing, if EBITDA CAGR is determined as of the date of a Change in Control, then it shall be based on actual performance through the most recently completed fiscal quarter, measured against performance levels using only the number of fiscal quarters completed prior to the date of such Change in Control.

“EBITDA CAGR Shares” means 50% of the Target Shares.

EXHIBIT B

Approved Equity Interests:

EXHIBIT C

GRANTEE ELECTION UNDER SECTION 83(b) OF

THE INTERNAL REVENUE CODE

The undersigned Grantee hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address, and social security number of the undersigned:

Name:

Address:

Social Security No. :

2.	Description of property with respect to which the election is being made:

                     common shares in the capital of Playa Hotels & Resorts N.V. (the “Company”), with a par value of EUR 0.10 per share.

3.	The date on which the property was transferred is , 20 .

4.	The taxable year to which this election relates is calendar year 20 .

5.	Nature of restrictions to which the property is subject:

The shares of common stock are subject to the provisions of a Restricted Shares Agreement between the undersigned and the Company. The common shares are subject to forfeiture under the terms of the Restricted Shares Agreement.

6.	The fair market value of the property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in Treasury Regulations section 1.83-3(h)) was $ per share, for a total of $ .

7.	The amount paid by taxpayer for the property was $ .

8.	The amount to include in gross income is $ .

9.	A copy of this statement has been furnished to the Company.

Dated:                     , 20

Taxpayer’s Signature

Taxpayer’s Printed Name

PROCEDURES FOR MAKING ELECTION

UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE

The following procedures must be followed with respect to the attached form for making an election under Section 83(b) of the Internal Revenue Code in order for the election to be effective:1

1. You must file one copy of the completed election form with the IRS Service Center where you file your federal income tax returns within thirty (30) days after the Grant Date of your Restricted Shares.

2. At the same time you file the election form with the IRS, you must also give a copy of the election form to the Secretary of the Company.

[1]	Whether or not to make the election is your decision and may create tax consequences for you. You are advised to consult your tax advisor if you are unsure whether or not to make the election.